ADDENDUM DATED MARCH 7, 2012 TO THE

SUBADVISORY AGREEMENT

DATE MARCH 7, 2012

This Addendum, dated as of March 7, 2012 (the ‘‘Addendum”), hereby supplements the attached Subadvisory Agreement (the “Subadvisory Agreement”), dated March 7, 2012, by and between Columbia Management Investment Advisers, LLC (“Investment Manager”), a Minnesota limited liability company, and AQR Capital Management, LLC, a limited liability company organized under the laws of Delaware (“Subadviser”), solely with respect to the Active Portfolios Multi-Manager Alternative Strategies Fund (the “Fund”), a series of Columbia Funds Series Trust I (the “Registrant”), as follows:

The parties hereto acknowledge that, with respect to the Fund, and in accordance with its prospectus and statement of additional information, as amended from time to time, all or a portion of its assets may be held in one or more of its wholly-owned subsidiaries, including but not limited to ASMF Offshore Fund, Ltd. (referred to herein collectively as the “Subsidiary”). Subadviser is hereby authorized and agrees to manage the portion of assets of the Subsidiary which is allocated to Subadviser from time to time by Investment Manager (which portion may include any or all of the Fund’s assets) pursuant to the applicable terms, conditions and obligations under the Subadvisory Agreement. Subadviser is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by Investment Manager) of the Fund to be invested in and through the Subsidiary. For purposes of this Addendum, all references in the Subadvisory Agreement to the “Fund” shall also refer to the Subsidiary, unless (i) the context dictates otherwise or (ii) applicable laws, rules, regulations and interpretive releases, official guidance or no-action letters related thereto allow for an alternate interpretation, in the reasonable opinion of Investment Manager, with respect to the Subsidiary. For the avoidance of doubt, the parties hereby agree that unless otherwise indicated in the prospectus or statement of additional information of the Fund or as otherwise mutually agreed upon in writing by Investment Manager and Subadviser (i) the assets of the Subsidiary should be treated as being held directly by the Fund for purposes of the Fund’s compliance with the 1940 Act, Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code, as amended, any rules, regulations, interpretive releases, official guidance or no-action letters under any such acts or the Internal Revenue Code, or any other federal or state laws, rules and regulations referenced in the Subadvisory Agreement and (ii) the Subsidiary shall not be required, separate and apart from the Fund, to comply with requirements applicable to a registered investment company.

For the avoidance of doubt, Subadviser hereby agrees for purposes of Section 1 of the Subadvisory Agreement: “Subadviser’s Duties,” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund, and, in addition, if required (as determined by the Fund’s Chief Legal Officer and Chief Compliance Officer), to treat the Subsidiary as a separate investment by the Fund. Further, for purposes of Section 4: “Compensation of Subadviser” of the Subadvisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Fund (in lieu of the Fund’s investment in the Subsidiary). Subadviser acknowledges that, at the direction of the Registrant’s Board of Trustees and the Board of Directors of the Subsidiary, the Investment Manager has retained Subadviser to serve as investment subadviser for the Subsidiary, and Subadviser, as a party to the Subadvisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the applicable terms of the Subadvisory Agreement.

In witness whereof, the parties have caused this Addendum to be executed by their officers designated below as of this 7th day of March, 2012.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC		AQR CAPITAL MANAGEMENT, LLC

By:	/s/ Christopher Thompson	By:	/s/ Emily A. Locher
	Signature		Signature

Name:	Christopher Thompson	Name:	Emily A. Locher
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Title:	Senior Vice President-Head of Investment Products and Marketing	Title:	Deputy General Counsel AQR Capital Management, LLC
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